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                                 EXHIBIT (12)
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                        OPINION AND CONSENT OF COUNSEL

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April 1, 1999



AUSA Life Insurance Company, Inc.
4333 Edgewood Road N.E.
Cedar Rapids, Iowa  52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-3 by AUSA Life Insurance Company, Inc. and AUSA Endeavor Target Account with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. AUSA Life Insurance Company, Inc. is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2. AUSA Endeavor Target Account is a duly authorized and existing managed separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3. The Individual Variable Annuity Contract, when issued as contemplated by said Form N-3 Registration Statement, will constitute legal, validly issued and binding obligations of AUSA Life Insurance Company, Inc.

I hereby consent to the filing of this opinion as an exhibit to said N-3 Registration Statement.

Very truly yours,

AUSA LIFE INSURANCE COMPANY, INC.

/s/  Robert F. Colby

Robert F. Colby
Vice President and Assistant Secretary